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Exhibit 8.1

KUTAK ROCK LLP
SUITE 3100	ATLANTA
1801 CALIFORNIA STREET	DES MOINES
CHICAGO
DENVER, COLORADO 80202-2626	FAYETTEVILLE
IRVINE
303-297-2400	KANSAS CITY
FACSIMILE 303-292-7799	LINCOLN
LITTLE ROCK
OKLAHOMA CITY
www.kutakrock.com	OMAHA PASADENA RICHMOND SCOTTSDALE WASHINGTON WICHITA

November 19, 2004

Spirit Finance Corporation
14631 N. Scottsdale Road, Suite 200
Scottsdale, AZ 85254

  Re:
  Certain Federal Income Tax Issues

Ladies and Gentlemen:

        We have acted as tax counsel for Spirit Finance Corporation, a Maryland corporation (the "Company"), in connection with the offering of shares of the Company pursuant to the terms of that certain registration statement on Form S-11, Registration No. 333-119810 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $300,000,000 of the Company's common stock, par value $.01 per share.

        You have requested our opinion concerning certain federal income tax matters, including but not limited to, the Company's continued characterization as a real estate investment trust for federal income tax purposes (a "REIT") under the provisions of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is based on various facts and assumptions as set forth herein concerning the Company's business, operations and properties. In connection with rendering this opinion, the Company has delivered certain factual representations to us and, with the Company's permission, we have relied upon such factual representations as set forth in that certain Officers' Certificate dated as of the date hereof (the "Officers' Certificate"). After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officers' Certificate. Furthermore, where such representations involve terms defined in the Code, the Treasury regulations promulgated thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such representations.

        Based on such facts, assumptions and representations, it is our opinion that as of the date hereof, the Company qualified to be taxed as a REIT for its taxable year ended December 31, 2003 and the Company's current and proposed methods of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

        This opinion is based in part on the Code, the Regulations and interpretations thereof by the Service and the courts having jurisdiction over such matters, each as of the date hereof and all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations furnished to us by the Company may affect the conclusions stated herein. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Kutak Rock LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any taxable year will satisfy such requirements.

        These opinions are rendered only to the addressee listed above. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Kutak Rock LLP under the caption "Material United States Federal Income Tax Considerations" and "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

        Please be advised that we have rendered no opinion regarding any tax issues, other than as set forth herein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise the Company or any other party of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

                      Very truly yours,

                      /s/ Kutak Rock LLP

                      Kutak Rock LLP

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  Exhibit 8.1